Exhibit 99.1

Aspen Aerogels, Inc. Completes Initial Public Offering

NORTHBOROUGH, Mass., June 18, 2014 — Aspen Aerogels, Inc. (“Aspen Aerogels”) today announced the closing of its initial public offering of 7,500,000 shares of common stock at a public offering price of $11.00 per share for total gross proceeds of $82,500,000. The shares began trading on the New York Stock Exchange on June 13, 2014 under the symbol “ASPN.”

Barclays, J.P. Morgan, and Citigroup acted as joint book-running managers for the offering. Baird and Canaccord Genuity acted as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A registration statement relating to these securities has been filed and, on June 12, 2014, was declared effective by the Securities and Exchange Commission.

The offering was made solely by means of a prospectus. Copies of the prospectus related to the offering may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by email at: barclaysprospectus@broadridge.com, or by telephone: (888) 603-5847; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling toll-free at 1-866-803-9204; and Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146).

About Aspen Aerogels, Inc.

Aspen Aerogels is an energy technology company that designs, develops and manufactures innovative, high-performance aerogel insulation used primarily in large-scale energy infrastructure facilities. Headquartered in Northborough, Mass., Aspen Aerogels manufactures its Cryogel®, Pyrogel® and Spaceloft® products at its facility in East Providence, R.I.

Special Note Regarding Forward-Looking and Cautionary Statements

This press release contains forward-looking statements including statements relating to Aspen Aerogel’s initial public offering. These statements are not historical facts but rather are based on Aspen Aerogels’ current expectations, estimates and projections regarding Aspen Aerogels’ business, operations and other factors relating thereto, including with respect to the initial public offering. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Aspen Aerogels’ filings with the SEC.

Contact information:

Susan White

508-691-1143

susanwhite@aerogel.com